                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                                                      SEC File Number: 333-50948
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                                                        CUSIP Number: 86783P 106
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                           NOTIFICATION OF LATE FILING

                                  (Check One):

[ ] Form 10-K   [ ] Form 20-F   [ ] Form 11-K   [X] Form 10-Q   [ ] Form N-SAR

For Period Ended: September 30, 2006
                  --------------------------------------------------------------

/_/ Transition Report on Form 10-KSB    /_/ Transition Report on Form 10-QSB
/_/ Transition Report on Form 20-F      /_/ Transition Report on Form N-SAR
/_/ Transition Report on Form 11-K

For the Transition Period Ended:
                                 -----------------------------------------------

         READ ATTACHED INSTRUCTIONS SHEET BEFORE PREPARING FORM. PLEASE PRINT OR
TYPE.

         Nothing in this form shall be  construed  to imply that the  Commission has verified any information contained herein.

         If the  notification  relates to a portion of the filing checked above, identify the item(s) to which the notification relates:_________________________
________________________________________________________________________________

                                     PART I
                             REGISTRANT INFORMATION

Full Name of Registrant:  Sunshine PCS Corporation
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Former Name if Applicable:
                           -----------------------------------------------------

Address of Principal Executive Office (Street and Number):
65 Highland Road Rye, NY 10580
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                                    PART II
                            RULES 12B-25 (B) AND (C)

     If the subject  report could not be filed  without  unreasonable  effort or expense and the registrant  seeks relief pursuant to Rule 12b-25,  the following should be completed. (Check box if appropriate)

[x]  (a)  The reasons  described in  reasonable  detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[x]  (b)  The subject annual report,  semi-annual report,  transition report on Form 10-K,  Form 20-F,  11-K or Form N-SAR, or portion thereof will be filed  on or  before  the  fifteenth  calendar  day  following  the prescribed  due date;  or the subject  quarterly  report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c)  The accountant's statement or other exhibit required by Rule 12b-25(c)
          has been attached if applicable.

                                    PART III
                                   NARRATIVE

State below in reasonable  detail the reasons why Form 10-K,  20-F,  11-K, 10-Q,
N-SAR or the transition  report or portion thereof could not be filed within the prescribed time period.

The Registrant was unable to file the Form 10-Q for the quarter ended  September
30, 2006 (the  "Report")  without  unreasonable  effort or expense  because of a delay in gathering information required for inclusion in the Report.

                                    PART IV
                               OTHER INFORMATION

     (1)  Name and  telephone  number  of person  to  contact  in regard to this
Notification

      Robert E. Dolan               914                    921-8821
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         (Name)                  (Area Code)          (Telephone Number)

     (2)  Have all other periodic  reports required under section 13 or 15(d) of the Securities  Exchange Act of 1934 or section 30 of the Investment Company Act of 1940  during the  preceding  12 months or for such  shorter  period  that the registrant was required to file such report(s) been filed?  If the answer is no, identify report(s).

                                                       [x] Yes  [ ] No

                                       2

     (3)  Is it anticipated that any significant change in results of operations from the corresponding  period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                        [ ] Yes  [X] No

 If so: attach an explanation of the anticipated  change,  both  narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                            Sunshine PCS Corporation
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                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 15, 2006                     By: /s/ Robert E. Dolan
      -----------------                     -----------------------
                                            Name:  Robert E. Dolan

         INSTRUCTION.  The form may be signed  by an  executive  officer  of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature.  If
the  statement  is  signed  on  behalf  of  the   registrant  by  an  authorized
representative   (other   than   an   executive   officer),   evidence   of  the
representative's  authority to sign on behalf of the  registrant  shall be filed with the form.

                                    ATTENTION

         INTENTIONAL  MISSTATEMENTS  OR  OMISSIONS  OF FACT  CONSTITUTE  FEDERAL
CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).

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